Exhibit 99.1
Financial Statements of
OPHTHALMIC TECHNOLOGIES INC.
April 30, 2007 and 2006

Deloitte & Touche LLP
5140 Yonge Street
Suite 1700
Toronto ON M2N 6L7
Canada
Tel: 416-601-6150
Fax: 416-601-6151
www.deloitte.ca
Independent Auditors’ Report
To the Board of Directors and Shareholders of
Ophthalmic Technologies Inc.
We have audited the balance sheets of Ophthalmic Technologies Inc.,(the “Company”) as at April 30, 2007 and 2006 and the statements of operations and deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at April 30, 2007 and 2006 and the results of its operations and its cash flows for each of the years then ended in accordance with accounting principles generally accepted in the United States of America.
/s/ Deloitte & Touche LLP
Chartered Accountants
Licensed Public Accountants
Toronto, Ontario
June 28, 2007

OPHTHALMIC TECHNOLOGIES INC.
Table of Contents
April 30, 2007 and 2006

Page
Balance Sheets	1

Statements of Operations and Deficit	2

Statements of Cash Flows	3

Notes to the Financial Statements	4-17

OPHTHALMIC TECHNOLOGIES INC.
Balance Sheets
April 30, 2007 and 2006
(Expressed in Canadian Dollars)

	2007	2006
ASSETS

CURRENT
Cash	$556,466	$217,044
Short term investments (Note 2(f))	4,773,430	—
Accounts receivable — net (Note 3)	1,575,711	2,167,998
Investment tax credits recoverable (Note 5)	595,026	1,502,297
Inventory (Note 4)	2,404,165	2,148,930
Prepaids and sundry assets	139,869	47,413

	10,044,667	6,083,682

CAPITAL ASSETS (Note 6)	15,993	18,102

INTANGIBLE ASSETS (Note 7)	84,000	116,000

	$10,144,660	$6,217,784

LIABILITIES

CURRENT
Bank loan (Note 8)	$285,000	$555,000
Accounts payable and accrued liabilities (Note 9)	2,877,773	3,642,177
Deposits from customers	992,384	8,463
Related party loans payable (Note 10)	1,264,853	1,192,437

	5,420,010	5,398,077

SHAREHOLDERS’ EQUITY

SHARE CAPITAL (Note 11)	7,427,893	1,837,893

ADDITIONAL PAID-IN CAPITAL (Note 12)	1,921,446	1,921,446

ACCUMULATED DEFICIT	(4,624,689)	(2,939,632)

	4,724,650	819,707

	$10,144,660	$6,217,784

OPHTHALMIC TECHNOLOGIES INC.
Statements of Operations and Deficit
Years ended April 30, 2007 and 2006
(Expressed in Canadian Dollars)

	2007	2006
SALES (Note 14)	$9,654,008	$12,363,803

COST OF SALES (Note 14)	8,206,378	9,062,451

GROSS MARGIN	1,447,630	3,301,352

EXPENSES
Amortization — capital and intangible assets	37,114	38,025
Bad debts	83,297	91,074
Consulting fees (Note 14)	100,000	100,000
Insurance	142,882	117,590
Interest and bank charges (Note 10)	148,322	115,666
Office and general	68,096	166,825
Professional fees	184,451	144,222
Rent	116,928	88,454
Research and experimental development	1,511,538	1,051,473
Salaries and benefits	608,301	917,064
Trade shows and promotion	299,327	443,966
Travel	458,665	401,503

	3,758,921	3,675,862

LOSS BEFORE THE UNDERNOTED	(2,311,291)	(374,510)

OTHER EXPENSE (INCOME)
Gain on foreign exchange	(46,040)	(23,880)
Miscellaneous income	(65,205)	(25,175)

LOSS BEFORE INCOME TAXES	(2,200,046)	(325,455)

INCOME TAXES (Note 13)
Current income taxes	—	318,240
Recovery due to research and experimental development tax credits (Note 5)	(514,989)	(492,733)
Recovery due to application of prior years’ losses	—	(292,000)

	(514,989)	(466,493)

NET (LOSS) INCOME	(1,685,057)	141,038

ACCUMULATED DEFICIT, BEGINNING OF YEAR	(2,939,632)	(3,080,670)

ACCUMULATED DEFICIT, END OF YEAR	$(4,624,689)	$(2,939,632)

OPHTHALMIC TECHNOLOGIES INC.
Statements of Cash Flows
Years ended April 30, 2007 and 2006
(Expressed in Canadian Dollars)

	2007	2006
NET INFLOW (OUTFLOW) OF CASH RELATED TO THE FOLLOWING ACTIVITIES
OPERATING
Net (loss) income	$(1,685,057)	$141,038
Items not affecting cash
Amortization of capital and intangible assets	37,114	38,025
Capital assets written off	—	53,257
Stock based compensation	—	480,804

	(1,647,943)	713,124
Changes in non-cash operating working capital items
Accounts receivable	592,287	(1,073,769)
Investment tax credits recoverable	907,271	(466,493)
Inventory	(255,235)	(1,485,794)
Prepaids and sundry assets	(92,456)	10,772
Accounts payable and accrued liabilities	(764,404)	2,135,428
Deposits from customers	983,921	(1,329,534)

	(276,559)	(1,496,266)

INVESTING
(Purchase) redemption of short term investments	(4,773,430)	1,259,935
Purchase of capital assets	(3,005)	(273)
Patents	—	(100,000)

	(4,776,435)	1,159,662

FINANCING
Bank loan	(270,000)	285,000
Proceeds from issuance of Common shares	5,590,000	—
Related party loans payable	72,416	54,642

	5,392,416	339,642

NET CASH INFLOW	339,422	3,038

CASH POSITION, BEGINNING OF YEAR	217,044	214,006

CASH POSITION, END OF YEAR	$556,466	$217,044

CASH FLOW SUPPLEMENTARY INFORMATION
Interest paid	$29,104	$25,851
Investment tax credits received	$1,428,052	$10,954

OPHTHALMIC TECHNOLOGIES INC.
Notes to the Financial Statements
April 30, 2007 and 2006
(Expressed in Canadian Dollars)

1.	NATURE OF BUSINESS

Ophthalmic Technologies Inc. (the “Company”) is incorporated under the laws of the Province of Ontario. The principal business activities of the Company are to provide technologically advanced, easy-to-use equipment for ophthalmology, including innovative systems with advance imaging capabilities.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The following is a summary of the significant accounting policies used in the preparation of these financial statements.
(a)	Use of estimates

The preparation of financial statements in conformity with accounting principals generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses and other disclosures during the reporting period. Actual results could differ from these estimates.

Estimates are included in the following: allowance for doubtful accounts, provision for inventory obsolescence, intangible assets, long lived assets, stock-based compensation, income tax valuation allowances and warranty provisions.

(b)	Revenue recognition

Revenue from the sale of products is recognized when a sale has been executed, the product has been shipped, the sales price is fixed and determinable and collection of the resulting receivable is probable.

(c)	Stock-based compensation

The Company follows SFAS 123(R) “Share-Based Payment”). SFAS 123(R) establishes standards for the recognition, measurement and disclosure of stock-based compensation made in exchange for goods and services, and applies to transactions, including non-reciprocal transactions, in which an enterprise grants shares of common stock or other equity instruments, or incurs liabilities based on the price of common stock or other equity instruments. The Company records compensation expense over the vesting period for stock option grants based on the fair value method of accounting. The fair value at grant date of stock options is determined using a Black-Scholes option pricing model. Any consideration received by the Company on exercise of stock options is credited to share capital.

OPHTHALMIC TECHNOLOGIES INC.
Notes to the Financial Statements
April 30, 2007 and 2006
(Expressed in Canadian Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
(d)	Foreign exchange

Assets and liabilities denominated in foreign currencies are translated into Canadian dollars at exchange rates prevailing at the balance sheet date for monetary items and at approximate exchange rates prevailing at the transaction date for non-monetary items. Income and expenses are translated at average exchange rates prevailing during the year at the time of the related transactions. Exchange gains or losses arising on the translation are included in operations.

(e)	Cash and cash equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. As of April 30, 2007, cash consists of bank deposit accounts.

(f)	Inventory

Inventory is valued at the lower of cost or market value with cost being determined using the FIFO (first in first out) cost method.

(g)	Capital assets

Capital assets are recorded at cost less accumulated amortization. Rates and basis of amortization applied by the Company to amortize the costs of capital assets over their estimated useful lives are as follows:

Furniture and fixtures	30% declining-balance
Computer equipment	30% declining-balance
Leasehold improvements	Term of lease or shorter of useful life
(h)	Long-lived assets

Management routinely reviews capital assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For long-lived assets held and used, the Company recognizes an impairment loss only if the carrying amount of the asset is not recoverable from its undiscounted cash flows and measures an impairment loss as the difference between the carrying amount and the fair value of the asset. Long-lived assets considered held for sale are reported at lower of carrying amount or fair value (discounted cash flows) less cost to sell and are not depreciated.

OPHTHALMIC TECHNOLOGIES INC.
Notes to the Financial Statements
April 30, 2007 and 2006
(Expressed in Canadian Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
(i)	Intangible assets

The Company accounts for intangible assets in accordance with the Statement of Financial Accounting Standards (“SFAS”) 142, “Goodwill and Other Intangible Assets”, which it adopted effective May 1, 2002.

Intangible assets, consisting of patents are recorded at cost, which are amortized on a straight-line basis over their estimated useful lives. The Company reviews the carrying values of these assets annually for evidence of impairment.

(j)	Research and development costs

The Company expenses research and development costs when they are incurred.

(k)	Investment tax credits

Investment tax credits arising from qualifying scientific research and experimental development efforts are recorded as reductions of income tax expense when there is reasonable assurance the credits will be realized.

(l)	Income taxes

Income taxes are accounted for under the asset-and-liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis, for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

The most significant component of the Company’s net deferred tax assets as of April 30, 2007 is its net operating loss carryforwards. A full valuation allowance was established for the deferred tax assets, as management of the Company does not believe realization of the tax benefits is more likely than not.

(m)	Comprehensive loss

Comprehensive income (loss) includes net income (loss) and other comprehensive income (loss). Other comprehensive loss refers to changes in net assets from transactions which are not included in net income (loss). These changes are recorded as a separate component of shareholder’s equity.

The Company’s comprehensive loss has no components other than its net loss.

OPHTHALMIC TECHNOLOGIES INC.
Notes to the Financial Statements
April 30, 2007 and 2006
(Expressed in Canadian Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
(n)	Financial instruments

Concentration of credit risk

Accounts receivable are due from commercial entities to whom credit is granted based on an evaluation of the customers’ financial condition.

Financial risk

Financial risk is the risk that the value of the Company’s financial instruments will vary due to fluctuations in interest rates and foreign currency exchange rates, and the degree of volatility of these rates. The Company does not use derivative instruments to reduce its exposure to interest rate and foreign currency exchange risks.

Fair values

The fair values of the Company’s cash and cash equivalents, short term investments, accounts receivable, investment tax credits recoverable, bank loan, accounts payable and accrued liabilities and loans payable approximate their carrying values due to the immediate or short-term maturity of these financial instruments.

(o)	Recent accounting pronouncements
(i)	In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — an amendment to FASB Statements No. 133 and 140 (“SFAS 155”). SFAS 155 simplifies the accounting for certain hybrid financial instruments that contains an embedded derivative that otherwise would require bifurcation under SFAS 133. In addition, it amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS 140”), to eliminate certain restrictions on passive derivative financial instruments that a qualifying special-purpose entity can hold. SFAS 155 is effective for all financial instruments acquired, issued or subject to a re-measurement event occurring after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The implementation of SFAS 155 is not expected to have a material impact on the company’s results of operations and financial position.

(ii)	In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140”. SFAS 156 simplifies the accounting for assets and liabilities arising from loan servicing contracts. SFAS 156 requires that servicing rights be valued initially at fair value and subsequently either (i) accounted for at fair value or (ii) amortized over the period of estimated net servicing income (loss), with an assessment for impairment or increased obligation each reporting period,. SFAS 156 is effective for fiscal years beginning after September 15, 2006. The implementation of SFAS 156 is not expected to have a material impact on the Company’s results of operations and financial position.

OPHTHALMIC TECHNOLOGIES INC.
Notes to the Financial Statements
April 30, 2007 and 2006
(Expressed in Canadian Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
(o)	Recent accounting pronouncements (continued)
(iii)	In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 149” (“FIN 48”), which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken, in a tax return. FIN 48 is effective for fiscal years beginning on or after December 15, 2006. The implementation of is not expected to have a material impact on the Company’s results of operations and financial position.

(iv)	In May 2005, the FASB issued SFAS No. 154, which replaces APB Opinion No. 20, “Accounting Changes”, and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements — An Amendment of APB Opinion No. 28”. SFAS No. 154 provides guidance on the accounting for and reporting of changes in accounting principles and error corrections. SFAS No. 154 requires retrospective application to prior period financial statements of voluntary changes in accounting principle and changes required by new accounting standards when the standard does not include specific transition provisions, unless it is impracticable to do so. SFAS No. 154 also requires certain disclosures for restatements due to corrections of an error. For the Company, SFAS No. 154 is effective for accounting changes and corrections of errors made in its fiscal year beginning on May 1, 2006. There was no impact on the adoption of SFAS No. 154 to the Company’s financial statements.

(v)	In September 2006, the United States Securities Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the effects of prior year misstatements when quantifying current year misstatements” (“SAB 108”). SAB 108 requires analysis of misstatements using both an income statement (rollover) approach and a balance sheet (iron curtain) approach in assessing materiality and provides for a one-time cumulative effect transition adjustment. The provisions of SAB 108 will be effective for the Company as of May 1, 2007. The Company is currently evaluating the impact of adopting SAB 108.

(vi)	In June 2006, the EITF reached a consensus on EITF Issue No. 06-2 “Accounting for Sabbatical Leave and Other Similar Benefits Pursuant to FASB Statement No. 43, Accounting for Compensated Absences” (“EITF 06-2”). EITF 06-2 provides clarification surrounding the accounting for benefits in the form of compensated absences, whereby an employee is entitled to paid time off after working for a specified period of time. EITF 06-2 is effective for fiscal years beginning after December 15, 2006. The Company will adopt the provisions of EITF 06-2 on May 1, 2007. The Company does not expect the adoption of EITF 06-2 to have a material impact on its results of operations and financial position.

OPHTHALMIC TECHNOLOGIES INC.
Notes to the Financial Statements
April 30, 2007 and 2006
(Expressed in Canadian Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
(o)	Recent accounting pronouncements (continued)
(vii)	In June 2006, the EITF reached a consensus on EITF Issue No. 06-3 “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (that is, gross versus net presentation)” (“EITF 06-3”). EITF 06-3 provides guidance on how taxes directly imposed on revenue producing transactions between a seller and customer that are remitted to government authorities should be presented in the income statement (i.e. gross revenue versus net presentation). EIFT 06-3 is effective for interim and annual reporting periods beginning after December 15, 2006. The Company does not expect the adoption of SFAS 156 to have a material impact on its results of operations and financial position.

(viii)	In September 2006, the FASB issued SFAS No. 157 “Fair Measurements” (SFAS 157), which provides accounting guidance on the definition of fair value and establishes a framework for measuring fair value in U.S. GAAP and requires expanded disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of the adoption of SFAS 157 on its results of operations and financial position.

(ix)	In September 2006, the EITF reached a consensus on EITF Issue No. 06-1 “Accounting for Consideration Given by a Service Provider to Manufacturers or Resellers of Equipment Necessary for an End-Customer to Receive Service from the Service Provider (“EITF 06-1”). EITF 06-1 provides accounting guidance on the consideration given by a service provider to a manufacturer or reseller of specialized equipment for the reduction of the price of such equipment to an end-customer which is necessary for an end-customer to receive service from the service provider. EITF 06-1 is effective for fiscal years beginning after June 15, 2007. The Company does not expect the adoption of EITF 06-1 to have a material impact on its results of operations and financial position.

(x)	In February of 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115, (“SFAS NO. 159”), which permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of SFAS 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company has not completed its evaluation of the effects of SFAS 159.

OPHTHALMIC TECHNOLOGIES INC.
Notes to the Financial Statements
April 30, 2007 and 2006
(Expressed in Canadian Dollars)

3.	ACCOUNTS RECEIVABLE

Accounts receivable are comprised of the following:

	2007	2006

Trade accounts receivable	$1,673,760	$2,321,530
Other accounts receivable	86,596	46,789
Allowance for doubtful accounts	(184,645)	(200,321)

Total	$1,575,711	$2,167,998

4.	INVENTORY

The components of inventory, stated at the lower of cost or market with cost determined on the specific identified cost method, are as follows:

	2007	2006

Raw materials	$1,867,476	$1,551,726
Finished goods	536,689	597,204

Total	$2,404,165	$2,148,930

5.	INVESTMENT TAX CREDITS RECOVERABLE

The Company has made claims for investment tax credits on scientific research and development expenditures incurred in Canada during the year and in previous years. Management is of the opinion that there is reasonable assurance that the credits will be realized. The determination of reasonable assurance of realization is subject to management estimates based on an ongoing evaluation of existing conditions. These claims are subject to audit by the income tax authorities and any adjustments that result could reduce or increase the tax credits recorded.

6.	CAPITAL ASSETS

	2007			2006
		Accumulated	Net Book	Net Book
	Cost	Amortization	Value	Value
Computer equipment	$50,607	43,563	$7,044	$6,013
Furniture and fixtures	37,294	35,624	1,670	2,386
Leasehold improvements	12,131	4,852	7,279	9,703

	$100,032	$84,039	$15,993	$18,102

Amortization during the year ended April 30, 2007 was $5,114 (2006 — $6,025).

OPHTHALMIC TECHNOLOGIES INC.
Notes to the Financial Statements
April 30, 2007 and 2006
(Expressed in Canadian Dollars)

7.	INTANGIBLE ASSETS

	2007	2006

Patents — at cost	$160,000	$160,000
Accumulated amortization	(76,000)	(44,000)

Net book value	$84,000	$116,000

Amortization of intangibles assets during the years ended April 30, 2007 and April 30, 2006 was $32,000 and $32,000, respectively. Amortization for intangible assets for the next three fiscal years is as follows:

2008	$32,000
2009	32,000
2010	20,000

$84,000

8.	BANK LOAN

The bank loan is due on demand, bears interest at the bank’s prime rate plus 1/4% per annum and is fully secured by a corporate guarantee by a shareholder of the Company, Grall Corporation Limited.

9.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	2007	2006

Accounts payable Trade	$2,062,939	$2,968,786
Other	25,735	51,160
Accruals Trade payables	789,099	622,231

	$2,877,773	$3,642,177

OPHTHALMIC TECHNOLOGIES INC.
Notes to the Financial Statements
April 30, 2007 and 2006
(Expressed in Canadian Dollars)

10.	RELATED PARTY LOANS PAYABLE

	2007	2006

1161983 Ontario Limited, demand loan, interest- bearing at chartered bank’s prime rate, with no specific repayment terms and secured by a general security agreement on all the assets of the Company	$1,170,688	$1,103,661

L & R Medical Inc., demand loan, interest-bearing at Canadian prime rate, unsecured, with no specified repayment terms	94,165	88,776

	$1,264,853	$1,192,437

Included in interest and bank charges is $72,417 (2006 — $54,643) relating to the above loans.

1161983 Ontario Limited is a shareholder of the Company. L & R Medical Inc. and the Company have a common shareholder.

11.	SHAREHOLDERS’ EQUITY

The Company’s authorized share capital consists of the following:

Authorized Unlimited number of common shares

The following is a summary of the stated and issued share capital of the Company:

	Number	Book
	of shares	Value
Balance, April 30, 2005 and 2006	132.48	$1,837,893
Shares issued on private placement (a)	67.94	5,590,000

Balance, April 30, 2007	200.42	$7,427,893

(a)	On April 15, 2007, the Company issued 67.94 common shares, representing 33.3% of the common shares on a fully diluted basis, for cash consideration of $5,590,000 (US$5,000,000) to a public company. The purchaser has an option to acquire the remaining 66.7% of the common shares from the other shareholders through a share exchange for a consideration of US$10,000,000 of the purchaser’s common shares. The option expires in October 2007.

OPHTHALMIC TECHNOLOGIES INC.
Notes to the Financial Statements
April 30, 2007 and 2006
(Expressed in Canadian Dollars)

12.	SHARE BASED COMPENSATION

During the year-ended April 30, 2006, the Company granted an option to an employee as follows:

Number of options	option to purchase 3.4 shares
Exercise price	$110,294.12 per share
Vesting	immediate
Life of option	10 years if employee remains employed by the Company
The fair value of this option grant was estimated on the date of grant using the Black-Scholes option pricing model, with the following assumptions:

Dividend yield	0%
Expected volatility	117%
Risk free rate of return	4%
Expected life	10 years
In fiscal year 2006 stock-based compensation expense was recognized in the amount of $480,804 with a corresponding amount being recognized as additional paid in capital.

In addition, the option agreement contains a provision which allows the employee to immediately require the Company to repurchase the options from the employee if a Material Event, as defined in the Option agreement, occurs, at a price equal to the increase in value, if any, of the option over the original fair value. In addition, the Company is also obligated to pay an amount not exceeding $500,000 to the employee in respect of this option if certain conditions are met. No amounts have been recorded with respect to these potential obligations as they have been determined by management to be not determinable as the requirement to pay these amounts depends on the achievement of future events.

The Black-Scholes option valuation model used by the Company to determine fair values was developed for use in estimating the fair value of freely traded options, which are fully transferable. The Company estimated expected volatility based upon historical industry data and expected life based on management’s best estimate. The Company’s stock options are not transferable, cannot be traded and are subject to investing restrictions, which would tend to reduce the fair value of the Company’s stock options. Changes to subjective input assumptions used in the model can cause a significant variation in the estimate of the fair value of options.

SFAS 123R requires that cash flows resulting from tax deductions in excess of the cumulative compensation cost recognized for options exercised (excess tax benefits) be classified as financing cash flows. The Company has sufficient net operating losses to generally eliminate cash payments for income taxes to date.

OPHTHALMIC TECHNOLOGIES INC.
Notes to the Financial Statements
April 30, 2007 and 2006
(Expressed in Canadian Dollars)

13.	INCOME TAXES

The Company’s basic tax rate approximated 19% on income eligible for the small business deduction and approximately 36% on the excess. However, because the statement of operations and retained earnings includes items which are non-deductible for income tax purposes, the provision for income taxes does not reflect the basic tax rate.

As at April 30, 2007 the Company has non-capital losses of approximately $896,000, which can be applied against future taxable income. These carryforwards will expire at various times between 2008 and 2026.

In addition, the Company has available scientific research and experimental development expenditures of approximately $3,500,000 (Federal) and $5,500,000 (Ontario) which can be applied against future taxable income.

A reconciliation of expected income tax at the statutory federal rate with the actual income tax provision is as follows for the years ended April 30 (in thousands):

	2007	2006
Expected income tax benefit at statutory rate (36%)	$(609)	$51
Effect of change in valuation allowance	630	(70)
Non-deductible expenses	1	175
Recovery due to ITC	(514)	(493)
Other	(23)	(129)

	$(515)	$(466)

Significant components of the net deferred tax asset (liability) at December 31 were as follows:

	2007	2006
Noncurrent assets:
Loss carryforwards	$298,943	$11,001
Capital and intangible assets	29,326	5,473
SR&ED expenditures	1,325,851	854,675

Deferred tax asset	1,654,120	871,149

Less: Valuation allowance	(1,654,120)	(871,149)

	$—	$—

The Company has provided a full valuation allowance on the total amount of its deferred tax assets at April 30, 2007 and 2006 since management does not believe that it is more likely than not that these assets will be realized.

OPHTHALMIC TECHNOLOGIES INC.
Notes to the Financial Statements
April 30, 2007 and 2006
(Expressed in Canadian Dollars)

14.	RELATED PARTY TRANSACTIONS

The Company had certain transactions with various shareholders during the year.

The amounts included in the balance sheet of the Company from these related parties not disclosed elsewhere are as follows:

	2007	2006

Accounts receivable	$69,348	$48,102

Accounts payable and accrued liabilities	$233,121	$35,667

Deposits from customers	$732,666	$—

The following transactions not disclosed elsewhere, which are recorded at the exchange amount, are reflected in the statement of operations and deficit of the Company:

	2007	2006

Sales	$1,449,770	$4,121,929

Purchases	$234,780	$545,344

Consulting fees	$100,000	$100,000

15.	COMMITMENTS

Lease commitments

The Company is committed to the following minimum lease payments under operating leases for its vehicle and equipment:

2008	$18,295
2009	17,000
2010	17,000

$52,295

OPHTHALMIC TECHNOLOGIES INC.
Notes to the Financial Statements
April 30, 2007 and 2006
(Expressed in Canadian Dollars)

15.	COMMITMENTS (continued)

Licensing agreement

The Company has entered into a licensing agreement. Under the terms of the agreement, the Company is committed to make the following minimum royalty payments during the next five years:

2008	$15,000
2009	15,000
2010	15,000
2011	15,000
2012	15,000

$75,000

As at April 2007, $13,138 (2006 — $27,762) is included in accounts payable.

16.	FINANCIAL INSTRUMENTS

Credit risk

The Company is subject to the risk of non-payment of its accounts receivable. The Company mitigates this risk by checking the credit worthiness of its customers and by requiring significant deposits from its customers. As at April 30, 2007 approximately 29% of the accounts receivable balance is from one customer (2006 — 17% from two customers) and 27% of the sales balance is from two customers (2006 — 36% from one customer).

Interest rate risk

The Company has interest-bearing borrowings for which general interest rate fluctuations apply. The Company does not use derivative instruments to reduce its exposure to interest rate risk.

Foreign currency risk

The Company undertakes revenue and purchase transactions in foreign currencies, and therefore is subject to gains and losses due to fluctuations in foreign currency exchange rates. The Company does not use derivative financial instruments to reduce its exposure to foreign currency risk.

OPHTHALMIC TECHNOLOGIES INC.
Notes to the Financial Statements
April 30, 2007 and 2006
(Expressed in Canadian Dollars)

17.	GUARANTEES

The Company has entered into agreements that include indemnities in favour of third parties, such as confidentiality agreements, engagement letters with advisors and consultants, outsourcing agreements and leasing contracts. These indemnification agreements may require the Company to compensate counterparties for losses incurred by the counterparties as a result of breaches in representation and regulations or as a result of litigation claims or statutory sanctions that may be suffered by the counterparty as a consequence of the transaction. The nature of these indemnification agreements prevent the Company from making a reasonable estimate of the maximum exposure due to the difficulties in assessing the amount of liability which stems from the unpredictability of future events and the unlimited coverage offered to counterparties. Historically the Company has not made any significant payments under such or similar indemnification agreements and therefore no amount has been accrued in the financial statements with respect to these agreements.

18.	SEGMENT INFORMATION

The Company operates and manages its business in one industry segment — the supply of equipment for ophthalmology including innovative systems with advance imaging capabilities which is also the principal product family.

Sales by Country of Origin (in $ millions)

	2007	2006
North America	$1.71	$2.47
Europe	3.69	3.53
Middle East	2.48	0.98
South America	0.24	0.07
Asia and Australia	1.58	5.35

	$9.70	$12.40